UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2006

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A amends and supplements the disclosure of the transcript from its conference call contained in the Current Report on Form 8-K of Simmons First National Corporation, dated April 20, 2006 and filed with the Securities and Exchange Commission on April 21, 2006. During the question and answer session of its conference call, management made several comments in response to questions, several of which may not have been disclosed in previous filings.

ITEM: 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The following text is the script used by J. Thomas May, Chairman and Chief Executive Officer, David L. Bartlett, President and Chief Operating Officer and Robert A. Fehlman, Executive Vice President and Chief Financial Officer, of Simmons First National Corporation during the Company’s First Quarter Earnings Release Conference Call held at 3:00 P.M. Central Time on April 20, 2006.

Good afternoon, I am Bob Fehlman, Chief Financial Officer of Simmons First National Corporation, and we want to welcome you to our first quarter earnings teleconference and web cast. Here with me today is Tommy May, our Chief Executive Officer, and David Bartlett, our Chief Operating Officer.

The purpose of this call is to discuss the information and data provided by the Company in our regular quarterly earnings release issued this morning. We will begin our discussion with prepared comments, and then we will entertain questions. We have invited the analysts from the investment firms that provide research on our Company to participate in the question and answer session. Our other guests in this conference call are in a listen-only mode.

Our earnings release has been filed on Form 8-K and is also located at simmonsfirst.com in the Investor Relations earnings release section of our website.

I would remind you of the special cautionary notice regarding forward-looking statements and that certain matters discussed in this presentation may constitute forward-looking statements and may involve certain known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from our current expectations, performance or achievements. Additional information concerning these factors can be found in the closing paragraphs of our press release and in our Form 10-K.

With that said, I will turn the call over to Tommy May.

Thank you Bob, and welcome everyone to our first quarter conference call. In our press release issued earlier today, Simmons First National Corporation reported first quarter 2006 earnings of $6.0 million, or $0.41 diluted EPS. This represents a 2.5% increase over the same period last year.

Given the current interest rate environment, we are relatively pleased with the Company’s performance for the first quarter. While earnings increased modestly over the same period last year, we did report record first quarter earnings, solid loan growth, and a reduced provision for loan losses resulting from the improvements in asset quality. Also, non-interest expense increased only moderately through disciplined expense control, even with the full impact of adding six new financial centers since the first quarter of 2005.

On a quarter over quarter basis, the Company’s net interest margin decreased 12 basis points to 4.05%. While we anticipated some margin compression, the 12 basis points were certainly more than expected. This decrease in the net interest margin can be attributed to the increase in the cost of funds resulting from deposit repricing, coupled with the effect of the flat yield curve. We expect to see continuing competitive pressure in deposit repricing in the short term, and we anticipate slight margin compression for the balance of 2006.

Non-interest income for Q1 2006 was $10.6 million, compared to $10.1 million for the same period last year, a 5.4% increase. Service charges on deposit accounts increased $349,000, or 10.2% over the same period last year. This increase can be primarily attributed to normal growth in transaction accounts and improvements in the fee structure associated with our deposit accounts. Also, as discussed in our previous earnings teleconferences, we invested $25 million in Bank Owned Life Insurance in April 2005. For Q1 2006, this investment contributed approximately $214,000 on an after-tax basis to non-interest income.

In Q1 2005, due to our long-term membership in Pulse EFT, a regional ATM switching network, the Company received a one-time $250,000 distribution as a part of the proceeds when Pulse merged with Discover Financial Services. Excluding this one-time gain, Q1 2006 non-interest income increased by 8.1% over the same period in 2005.

Non-interest expense for the first quarter was $22.1 million, an increase of $710,000, or 3.3% from the same period in 2005. Included in Q1 2006 are the expenses associated with the Company’s six new financial centers that were opened since the first quarter of 2005. Normalizing for the expansion expenses, non-interest expense on a quarter over quarter basis increased only 1.4%. Later in this discussion, we will give you an update on our expansion progress.

Now, let me move to our loan portfolio. As of March 31, 2006, we reported total loans of $1.7 billion, an increase of $105 million, or 6.6%, from the same period a year ago. The growth was primarily attributable to increased demand experienced in the commercial and real estate loan portfolios. However, as we have discussed in our last several teleconferences, we continue to experience significant competitive pressure from the credit card industry.

Over the previous three years, our credit card portfolio has decreased by approximately $10 to $12 million each year. As noted in previous conference calls, in order to reverse this trend, we have introduced several new initiatives to make our product more competitive.

We are somewhat pleased with the response to our retention strategy of moving as many qualifying accounts as possible from our standard VISA product to our Platinum VISA Rewards product. Remembering, it is our standard VISA product that has been primarily impacted by the competitive teaser rates. We have converted approximately 15,000 accounts, or 50% of those targeted, to our Platinum card, which is one of the most competitive products on the market. As a result of this conversion process, we have been able to reduce the number of closed accounts.

While we believe our initiatives have resulted in a slowing in the number of accounts closed, the average outstanding balance per account has decreased. The decrease in outstanding balance per account appears to be an industry-wide challenge attributable to home equity borrowings and, according to a recent national article, an increase in the use of multiple accounts per borrower. This trend has resulted in a continued decline in our outstanding credit card portfolio on a quarter over quarter basis.

As a continuation of our efforts to stabilize our credit card portfolio, we are introducing an additional initiative in the second quarter. This new initiative will be a fixed rate card with no fees and no frills, and will have one of the best interest rates in America. We believe this card compliments both our Platinum Rewards product, which is one of the best reward-based cards in the country, and our Classic VISA product. We will update you on the status of this new initiative in subsequent teleconferences.

Moving to another loan related topic, we are extremely pleased with the continuing positive trend in our asset quality. On a quarter over quarter basis, non-performing assets decreased $3.1 million, a 24% decrease, even as total loans were increasing by 6.6%. The non-performing asset ratio improved from 83 basis points to 58 basis points, a 25 basis point improvement. The allowance for loan losses improved to 314% of non-performing loans as of March 31, 2006 compared to 223% for the previous year. Non-performing loans to total loans improved to 52 basis points from 75 basis points a year ago. At quarter end, the allowance for loan losses equaled 1.56% of total loans.

The annualized net charge-off ratio for Q1 2006 was 15 basis points. Excluding credit cards, the annualized net charge-off ratio was 7 basis points. For the first quarter of 2006, the credit card net charge-offs as a percent of the credit card portfolio was 1.07%, more than 400 basis points below the industry average. As you know, credit card charge-offs in Q4 2005 were accelerated due to the new bankruptcy law that went into effect in October. While bankruptcy filings have declined significantly from fourth quarter highs, we do not expect that the first quarter results will be maintained throughout the year. However, we are cautiously optimistic that it will take several months for credit card charge-offs to return to a normalized level of approximately 2.50%.

As a result of the asset quality reflected in the numbers we have already discussed, the provision for loan losses was reduced by approximately $500,000 on a quarter over quarter basis.

The Company’s stock repurchase program authorizes the repurchase of up to 5% of the outstanding common stock, or approximately 730,000 shares. During Q1 2006, the Company repurchased approximately 90,000 shares with a weighted average repurchase price of $28.12 per share. There are approximately 455,000 shares remaining under the current repurchase plan.

Finally, let me update you on our de novo branch expansion plans. You will recall that our current expansion focus is on the growth markets of Arkansas. This past year we opened five new financial centers and relocated another. In 2006, our plans call for opening six new financial centers, primarily in growth markets of Arkansas. In March, the first of those locations was opened in the Heights area of Little Rock, bringing our total to ten financial centers in the Little Rock MSA. Additional locations are expected with further expansion into El Dorado and our initial entry into North Little Rock, Paragould, and Beebe. We have also acquired land for a new financial center in White Hall and a new headquarters facility for our Northwest Arkansas affiliate, to be completed in 2007.

Because most of these financial centers are located in growth markets of Arkansas, we are excited about the opportunities they bring in the long term. However, it should be noted that the short term impact of our de novo financial expansion will result in an increase in our non-interest expense and the projected impact on EPS will be between $0.06 and $0.08 for 2006. As expected, financial centers opened during 2005 and in the first quarter of 2006 negatively impacted Q1 2006 EPS by $0.02. We expect these financial centers to reach a break-even level in 18 to 24 months.

We remind our listeners that Simmons First experiences seasonality in our quarterly earnings due to our agricultural lending and credit card portfolios and quarterly estimates should always reflect this seasonality.

This concludes our prepared comments and we would like to now open the phone line for questions from our analysts. Let me ask Michelle to come back on the line and, once again, explain how to queue in for questions.

During the question and answer session, management made several comments in response to questions, several of which may not have been disclosed in previous filings.

The first question related to deposit competition and its effect on the margin. Management responded that of the 12 basis point quarter over quarter decrease in margin, 4 to 5 points were related to the decrease in the credit card portfolio. The remainder of the margin decrease was due to competitive deposit pricing, especially in the growth markets of Northwest, Central and Northeast Arkansas.

The next question related to the non-interest expense impact of new financial centers. The Company responded that approximately $400,000 of non-interest expense in the first quarter was related to the financial centers opened in 2005 and the first quarter of 2006.

The next question related to the extremely low credit card charge offs for the quarter. Management reiterated that there were accelerated bankruptcy filings the last four months of 2005 due to a change in bankruptcy laws, which, when coupled with its extremely good asset quality in the credit card portfolio, resulted in the low charge offs.

The next set of questions related to the Company’s announcement at its annual meeting of plans to expand outside of Arkansas. Management stated that the Company had been successful in its strategy to diversify geographically within Arkansas through mergers and acquisitions over the past ten years. The Company now has the capacity and infrastructure to support internal growth within the state, and also believes that it is positioned to go beyond the borders of Arkansas into contiguous states. The Company is in the early stages of identifying potential growth markets in Tennessee, Missouri, Oklahoma and Texas. The next step would be to identify potential partners with similar culture, probably in the $200 million $400 million dollar asset range. The Company stated that it will continue its conservative practices during this new M&A phase, and identified its expansion into contiguous states as a slow growth strategy, with little probability of any out-of-state acquisition in 2006.

In response to a question about the seasonality of its earnings by quarter, management confirmed that its first quarter earnings are historically the Company’s lowest due to the seasonality of its loan portfolio.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: April 25, 2006	/s/ Robert A. Fehlman
Robert A. Fehlman, Executive Vice President
and Chief Financial Officer